Exhibit 99.1

PARK 429 LOGISTICS CENTER
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(unaudited)

(in thousands)	For the Six Months Ended June 30, 2018	For the Year Ended December 31, 2017
Revenues:
Rental revenue	$418	$—
Reimbursement and other revenue	13	—
Total revenues	431	—
Certain expenses:
Real estate taxes	25	—
Operating expenses	12	—
Insurance	8	—
Management fees	3	—
Total certain expenses	48	—
Excess of revenues over certain expenses	$383	—

The accompanying notes are an integral part of these financial statements.

Exhibit 99.1

PARK 429 LOGISTICS CENTER
NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
FOR THE SIX MONTHS ENDED JUNE 30, 2018 (UNAUDITED) AND FOR
THE YEAR ENDED DECEMBER 31, 2017 (UNAUDITED)
1. Basis of Presentation
On June 7, 2018, Black Creek Industrial REIT IV Inc. (the “Company”), through its wholly-owned subsidiaries, acquired a 100% fee interest in two industrial buildings totaling approximately 0.4 million square feet on approximately 25.25 acres (the “Park 429 Logistics Center”). The Park 429 Logistics Center is located in the Orlando, FL market and is 95.9% leased by three customers with a weighted-average remaining lease term (based on square feet) of approximately 8.8 years. The total purchase price was approximately $45.7 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. The Park 429 Logistics Center was granted a certificate of occupancy in February 2018 with the first lease commencing February 19, 2018. Development of Park 429 Logistics Center was fully completed in June 2018. The Company funded the acquisition using proceeds from its public offering and borrowings under its corporate line of credit.
The accompanying statements of revenues and certain expenses relate to the Park 429 Logistics Center and have been prepared pursuant to Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Park 429 Logistics Center, have been excluded. Such items include depreciation and amortization, amortization of above- and below-market leases, interest, and other administrative costs. Management is not aware of any material factors relating to the Park 429 Logistics Center, other than those already described above, that would cause the reported financial information included herein to not be necessarily indicative of future operating results.
The unaudited statements of revenues and certain expenses for the six months ended June 30, 2018 and for the year ended December 31, 2017 reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results of the interim period. The results of the interim period are not necessarily indicative of the expected results for the entire fiscal year.
Because the first lease commenced February 19, 2018, the Park 429 Logistics Center has a rental history of more than three months but less than nine months. Accordingly, as described in Section 2330.8 of the Financial Reporting Manual of the Division of Corporation Finance of the Securities and Exchange Commission, the accompanying financial statements are presented on an unaudited basis.

2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
Rental revenue is recognized on a straight-line basis over the terms of the lease agreement. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as a component of straight-line rent. The straight-line rent adjustment for minimum rents increased base contractual rental revenue by approximately $0.4 million for the six months ended June 30, 2018 (unaudited).
Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue and recorded on a gross basis in tenant reimbursements and other revenues in the period the applicable expenses are incurred.

Exhibit 99.1

3. Minimum Future Lease Rentals
Future minimum base rental payments, which equal the cash basis of monthly contractual rent, owed to the Company from its customer under the terms of the non-cancelable operating lease in place as of June 30, 2018, excluding rental revenues from the potential renewal or replacement of existing future leases and from customer reimbursement revenue, were as follows for the next five years and thereafter:

(in thousands)	Amount
Remainder of 2018	$545
2019	2,315
2020	2,378
2021	2,355
2022	2,493
Thereafter	11,193
Total	$21,279

4. Tenant Concentrations
As of June 30, 2018, the Park 429 Logistics Center was 95.9% leased to three customers, as detailed below:

Customer	Lease Expiration	% of Total Annualized Base Rent (1)
City Furniture, Inc.	December 2028	66%
Maintenance Supply Headquarters, LP	November 2025	26%
Kramer America, Inc.	July 2023	9%

(1)
Annualized base rent is calculated as monthly base rent (cash basis) per the terms of the lease, as of June 30, 2018, multiplied by 12. If free rent is granted, then the first month with a positive rent value is used.

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